Attachment

Sub-Item 77(I): Terms of new or amended securities:

Registrant offered a new series of shares, The Asian Technology Fund, which was filed with the Securities and Exchange Commission on October 1, 1999. The Asian Technology Fund was effective on
December 27, 1999 and commenced operations on December 27, 1999.